EXHIBIT 99.1

For Release:	November 16, 2009 at 7:30AM EST

Contact:	Dwight Babcock, CEO
520 240 4840
dbabcock@isoray.com

IsoRay, Inc. Reports First Quarter Results

RICHLAND, Washington – IsoRay Inc. (AMEX: ISR) a medical isotope company focusing on the treatment of prostate, lung, head and neck and other malignant disease through the use of its proprietary radioisotope technology, announced its financial results for the first quarter of fiscal year 2010, ended September 30, 2009.

Sales revenue for the quarter decreased by 9% to approximately $1,379,087 as compared to approximately $1,519,582 in the first quarter of fiscal 2009.  However, 50 medical centers ordered the Company’s Proxcelan™ seeds in the first quarter of fiscal 2010 compared to the 47 centers that ordered in the first quarter of fiscal 2009.  Management believes that the decline in sales revenue is primarily attributable to a lower average invoice price due to the change in the seed loading configurations being ordered by our current customers in comparison to the first quarter of FY2009. In addition, as physicians have become more comfortable with the increased energy of Cs-131 seeds, fewer seeds are being used.

Gross margin for the quarter increased by 208% to approximately $218,998 as compared to approximately $ 71,146 in the first quarter of fiscal 2009.

Basic and diluted loss per share for the quarter decreased by 50% to approximately $ (.04) per share as compared to approximately $ (.08) per share in the first quarter of fiscal 2009.

The Company’s net loss decreased 49% from approximately $1,793,596 in the quarter ended September 30, 2008 to $906,708 in the quarter ended September 30, 2009.

The Company reduced its cash burn this quarter by 48% to approximately $515,597 as compared to approximately $989,015 in the first quarter of fiscal 2009. The Company had cash and short-term investments of approximately $4,029,087 as of September 30, 2009.   Management believes that this cash position combined with our reduced monthly cash requirements can be used to support all of the current initiatives.

During the first quarter of FY2010, IsoRay commenced shipping seeds for use in other disease sites including lung, head and neck, and ocular melanomas, supporting the expansion of our total body brachytherapy isotope.

Dwight Babcock, IsoRay Chairman and CEO, commented “There is a unique opportunity for Cesium-131 with its short half life and energy level to become the isotope of choice for brachytherapy applications throughout the entire body.  We are aggressively expanding the use of Cesium-131 throughout the body with our physician partners and demonstrating that Cs-131 can be effectively used as primary and adjunct treatment for many cancers. It is our expectation to continue to gain market share in the prostate market as well as expand into all other areas of the body with a total isotope solution. We already see our strategic plan gaining momentum and expect more facilities to adopt Cs-131 for other tumor locations.”

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed.

The Cesium-131 seed offers a significantly shorter radiation half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, a theoretically improved radiation delivery against aggressively replicating cancer(a), and the potential for a reduced longevity of common brachytherapy side effects(b).

Cesium-131 is currently used in the treatment of prostate cancer(c) and ocular melanoma(d), among other cancerous conditions.

 IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a)  Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. International Journal of Radiation Oncology, Biology, and Physics 2003;55(2):378-385.

(b)  DeFoe SG, Beriwal S, Smith R, Benoit R. Is there decreased duration of acute urinary and bowel symptoms after prostate brachytherapy with cesium 131 isotope? International Journal of Radiation Oncology, Biology, and Physics 2008;72(S1):S317.

(c)  Bice WS, Prestidge BR, Kurtzman SM, Beriwal S, Moran BJ, Patel RR, Rivard, MJ.  Recommendations for permanent prostate brachytherapy with (131)Cs: a consensus report from the cesium advisory group.  Brachytherapy 2008;7(4):290-6.

(d)  Melhus CS, Rivard MJ.  COMS eye plaque brachytherapy dosimetry simulations for 103Pd, 125I, and 131Cs.  Medical Physics 2008;35(7):3364-71.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, whether cash on hand will be sufficient to fund planned operations throughout FY2010, whether reductions in the Company's burn rate will continue, whether physicians and facilities will adopt Cs-131 for use for non-prostate cancers, future demand for IsoRay's existing and planned products, IsoRay's manufacturing needs and capabilities, whether IsoRay will continue to be able to reduce operating costs and increase revenue, whether IsoRay will be able to expand its base beyond prostate cancer, whether IsoRay's Cesium-131 seed will be used to treat additional cancers and malignant disease, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product both in the United States and internationally, whether later studies and protocols are completed and support the conclusions of the initial studies, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, successful completion of future research and development activities, increases in expenses or other items affecting the Company's burn rate, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

 IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	September 30,
	2009	2008

Product sales	$1,379,087	$1,519,582
Cost of product sales	1,160,089	1,448,436

Gross margin (loss)	218,998	71,146

Operating expenses:
Research and development expenses	68,882	218,550
Sales and marketing expenses	442,899	730,774
General and administrative expenses	602,431	780,157

Total operating expenses	1,114,212	1,729,481

Operating loss	(895,214)	(1,658,335)

Non-operating income (expense):
Interest income	5,867	44,786
Gain (loss) on fair value of short-term investments	–	(159,200)
Financing and interest expense	(17,361)	(20,847)

Non-operating income (expense), net	(11,494)	(135,261)

Net loss	$(906,708)	$(1,793,596)

Basic and diluted loss per share	$(0.04)	$(0.08)

Weighted average shares used in computing net loss per share:
Basic and diluted	22,942,088	22,942,088